SOUTHWEST BANCORP, INC. REPORTS INCREASED NET INCOME; LOAN GROWTH

CONTACT:	RICK GREEN, PRESIDENT & C.E.O.
	TELEPHONE:	(405) 372-2230
RELEASE DATE:	APRIL 28, 2006

April 28, 2006, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (Nasdaq National Market–OKSB), (“Southwest”), today reported net income for the first quarter of 2006 was $6.3 million, a 17% increase from the $5.4 million reported for the first quarter of 2005. Diluted earnings per share were $0.44 compared to $0.43 per share for the 2005 period, an increase of 2%. In late June 2005, Southwest completed a public offering of its common stock to provide funds for future growth. The difference between the percentage growth in net income and growth in earnings per share reflects the effects of the additional shares issued in this offering.

First Quarter 2006 Financial Highlights

•	Portfolio loans of $1.4 billion (loans other than those held for sale); a 3% increase from year-end 2005
•	Shareholders’ equity of $176.9 million, a 4% increase from year-end 2005
•	Net income of $6.3 million; a 17% increase from the first quarter of 2005 and a 37% increase over the fourth quarter of 2005.
•	Diluted earnings per share of 44¢, a 1¢ increase over the first quarter of 2005 (before our 2005 stock offering) and up 13¢, or 42%, over the fourth quarter of 2005.
•	Dividends per share of 8.25¢, an increase of 10% over the first quarter of 2005
•	Book value per share of $12.52, a 3% increase from year-end 2005
•	Return on average equity:	14.48%
•	Return on assets	1.17%
•	GAAP-based efficiency ratio:	50.32%

Selected Financial Information (at period end)

	First Quarter
				Fourth Quarter 2005	% Change
			% Change
(Dollars in thousands except per share data)	2006	2005

Loans held for sale	$383,164	$400,179	(4)%	$383,447	-%
Portfolio loans	1,391,817	1,273,599	9	1,352,433	3
Assets	2,145,839	1,994,569	8	2,099,639	2
Deposits	1,699,212	1,628,934	4	1,657,820	2
Shareholders' equity	176,945	129,734	36	170,444	4
Shareholders' equity to assets	8.25%	6.50%	27	8.12%	2
Earnings
Net income	$6,279	$5,386	17	$4,592	37
Diluted earnings per share	0.44	0.43	2	0.31	42
Asset quality
Net charge-offs to average loans	0.39%	0.86%		0.63%
Allowance for loan losses to loans	1.39	1.17		1.37
Nonperforming assets to loans and other real estate	1.82	1.53		1.76
Performance
Return on average assets	1.17	1.08		0.85
Return on average equity	14.48	16.73		10.64
Net interest margin	4.34	4.42		4.22
Efficiency ratio (GAAP-based)	50.32	48.94		49.61

Rick Green, President and Chief Executive Officer, stated, “The first quarter net income growth was the result of increased yields on loans, portfolio loan growth, our focus on careful management of interest margins and funding, and increased noninterest income. During the quarter, we continued to pursue our long-range strategies for growth and market expansion.”

Lending Activities

Portfolio loans grew by $39.4 million, or 3%, during the first quarter. Portfolio loans exclude loans held for sale, almost all of which are student loans. Southwest expects its portfolio loans to grow at a faster rate during 2006, and plans to reduce the levels of student lending.

Southwest’s Texas and Kansas offices were primarily responsible for the 2006 growth in portfolio loans. At March 31, 2006, Southwest’s four Texas and two Kansas offices accounted for $545.8 million in loans, or 39% of total portfolio loans. Southwest expects to open additional offices in Texas in the months ahead. The timing of new office openings in these targeted markets depends primarily on executive staffing.

At March 31, 2006, student lending balances were up less than 1% from year-end 2005, however, student lending remains an important and profitable part of Southwest’s business. During the first quarter 2006, Southwest originated $217.4 million in student loans for sale, a reduction of $3.5 million, or 2%, from the same period in 2005, and received sales proceeds on student loans of $216.8 million, up $36.8 million, or 20%.

Additional Financial Information for the First Quarter 2006

Net interest income for the first quarter 2006 increased $1.2 million, or 5% from the first quarter 2005, mainly as a result of increased portfolio loan yields and loan volume, offset in part by increased cost of funds on money market accounts and time deposits, and increased levels of interest bearing deposits. Noninterest income for the first quarter 2006 increased $248,000 from the $3.7 million reported for the first quarter 2005 due primarily to a $279,000 increase in service charges and fees.

The provision for loan losses of $2.7 million for the first quarter 2006 decreased $1.6 million, or 38%, from the first quarter 2005. Noninterest expense of $13.2 million for the first quarter 2006 increased $1.1 million, or 9%, from the $12.1 million reported for the first quarter 2005, primarily as a result of a $1.0 million increase in salaries and employee benefits.

Allowance for Loan Losses and Reserve for Unfunded Loan Commitments

At March 31, 2006, the allowance for loan losses was $24.8 million, an increase of $948,000, or 4%, from the allowance for loan losses at year-end 2005. At March 31, 2006, the allowance for loan losses was 1.39% of total loans, compared to 1.37% at year-end 2005. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. Changes in the amount of the allowance resulted from the application of that methodology, which is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans.

At March 31, 2006, the reserve for unfunded loan commitments was $1.5 million, a reduction of $368,000, or 19%, from year-end 2005.

Nonperforming Assets

Nonaccrual loans totaled $23.6 million at March 31, 2006 compared to $22.1 million at December 31, 2005. Total nonperforming loans of $25.3 million increased $1.7 million, or 7%, from year-end 2005, and represented 1.43% of total loans, compared to 1.36% of total loans at year-end 2005. At March 31, 2006, $1.5 million, or 6%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

Mr. Green said, “Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans.”

Other real estate at March 31, 2006, was $7.1 million, a reduction of $6,000 from year-end 2005. Total nonperforming assets at March 31, 2006, were $32.4 million, an increase of $1.7 million, or 6%, from year-end 2005.

Financial Condition

At March 31, 2006, total assets were $2.1 billion, a $46.2 million increase from the end of 2005. Total portfolio loans (loans other than those held for sale) at March 31, 2006 were $1.4 billion, up $39.4 million, or 3%, from year-end 2005. Loans held for sale, which are primarily guaranteed student loans, decreased by $283,000 during the first quarter 2006. Shareholders’ equity at March 31, 2006 totaled $176.9 million, a $6.5 million, or 4%, increase from December 31, 2005. The increase was the result of net income, proceeds of common stock issued through the employee stock option plan, the employee stock purchase plan, and the dividend reinvestment plan, and the tax benefit related to the exercise of stock options partially offset by the declaration of dividends and other comprehensive income (net of tax).

Southwest Bancorp and Subsidiaries

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company (“Stillwater National”), SNB Bank of Wichita (“SNB Wichita”), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas and San Antonio, Texas; and Kansas City and Wichita, Kansas and on the Internet, through SNB DirectBanker®.

At Southwest, we focus on converting our strategic vision into long-term shareholder value. This vision includes long-term goals for increasing our earnings and banking assets from our operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business and commercial real estate customers and from our more traditional, banking operations, including community banking and student lending. Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of our community banking operations.

Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At March 31, 2006, Southwest had total assets of $2.1 billion, deposits of $1.7 billion, and shareholders’ equity of $176.9 million. Southwest became a public company in late 1993 with assets of approximately $434.0 million. Southwest’s growth to date has been accomplished without banking acquisitions, however acquisitions of other financial institutions and other companies are considered from time to time.

Southwest’s banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. This philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and which complement more traditional banking products. Southwest has developed a highly automated lockbox, imaging, and information service for commercial customers called “SNB Digital Lockbox,” and deposit products that automatically sweep excess funds from commercial demand deposit accounts and invest them in interest bearing funds. Other specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.

Southwest seeks to build close relationships with businesses, professionals and their principals and to service their evolving banking needs throughout their business development and professional lives.

Southwest’s two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.

Southwest’s common stock is traded on the NASDAQ National Market under the symbol OKSB.

Forward-Looking Statements

This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)	March 31, 2006	December 31, 2005

Assets
Cash and cash equivalents	$44,335	$50,277
Federal funds sold	8,000	—

Cash and cash equivalents	52,335	50,277
Investment securities:
Held to maturity, fair value $1,528 (2006) and $1,530 (2005)	1,534	1,538
Available for sale, amortized cost $264,669 (2006) and $262,180 (2005)	258,409	256,751
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	11,915	9,804
Loans held for sale	383,164	383,447
Loans receivable, net of allowance for loan losses of $24,760 (2006) and $23,812 (2005)	1,367,057	1,328,621
Accrued interest receivable	15,173	14,382
Premises and equipment, net	20,862	20,584
Other assets	35,390	34,235

Total assets	$2,145,839	$2,099,639

Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$229,979	$224,555
Interest-bearing demand	58,188	49,235
Money market accounts	389,688	402,709
Savings accounts	9,233	8,765
Time deposits of $100,000 or more	637,574	608,989
Other time deposits	374,550	363,567

Total deposits	1,699,212	1,657,820
Accrued interest payable	8,906	8,953
Income tax payable	3,022	288
Other liabilities	7,745	11,233
Other borrowings	203,616	204,508
Subordinated debentures	46,393	46,393

Total liabilities	1,968,894	1,929,195
Shareholders' equity:
Common stock – $1 par value; 20,000,000 shares authorized;14,658,042 shares issued and outstanding	14,658	14,658
Paid in capital	45,563	45,672
Retained earnings	129,996	124,882
Accumulated other comprehensive loss	(3,832)	(3,325)
Treasury stock, at cost; 524,867 (2006) and 636,125 (2005) shares	(9,440)	(11,443)

Total shareholders' equity	176,945	170,444

Total liabilities & shareholders' equity	$2,145,839	$2,099,639

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,

(Dollars in thousands)	2006	2005

Interest income:
Interest and fees on loans	$36,718	$29,923
Investment securities	2,670	2,003
Other interest-bearing assets	20	20

Total interest income	39,408	31,946

Interest expense:
Interest-bearing deposits	13,405	7,941
Other borrowings	2,889	1,668
Subordinated debentures	872	1,245

Total interest expense	17,166	10,854

Net interest income	22,242	21,092

Provision for loan losses	2,676	4,309

Other income:
Service charges and fees	2,774	2,495
Other noninterest income	552	372
Gain on sales of loans	905	853
Gain (loss) on investment securities	(263)	—

Total other income	3,968	3,720

Other expense:
Salaries and employee benefits	7,240	6,212
Occupancy	2,567	2,346
FDIC and other insurance	127	117
Other real estate	108	164
General and administrative	3,148	3,305

Total other expenses	13,190	12,144

Income before taxes	10,344	8,359
Taxes on income	4,065	2,973

Net income	$6,279	$5,386

SOUTHWEST BANCORP, INC.

UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

	For the three months ended March 31,
(Dollars in thousands)	2006		2005

	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate

Assets
Total loans	$1,806,159	8.24%	$1,713,666	7.08%
Investment securities	272,088	3.98	218,570	3.72
Other interest-earning assets	1,918	4.23	3,393	2.39

Total interest-earning assets	2,080,165	7.68	1,935,629	6.69
Other assets	96,913		83,676

Total assets	$2,177,078		$2,019,305

Liabilities and shareholders' equity
Interest-bearing demand deposits	$55,455	0.46%	$64,266	0.48%
Money market accounts	397,990	3.82	377,642	2.04
Savings accounts	8,890	0.23	8,539	0.24
Time deposits	987,972	3.94	943,008	2.56

Total interest-bearing deposits	1,450,307	3.75	1,393,455	2.31
Other borrowings	268,112	4.37	222,330	3.04
Subordinated debentures	46,393	7.52	72,180	6.90

Total interest-bearing liabilities	1,764,812	3.94	1,687,965	2.61
Noninterest-bearing demand deposits	219,108		185,636
Other liabilities	17,266		15,126
Shareholders' equity	175,892		130,578

Total liabilities and shareholders' equity	$2,177,078		$2,019,305

Interest rate spread		3.74%		4.08%

Net interest margin (1)		4.34%		4.42%

Ratio of average interest-earning assets to average interest-bearing liabilities	117.87%		114.67%

(1)	Net interest margin = annualized net interest income / average interest-earning assets

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the three months ended March 31,
(Dollars in thousands, except per share data)	2006	2005

PER COMMON SHARE DATA:

Basic Earnings	$0.45	$0.44
Diluted Earnings	0.44	0.43
Book value (at period end)	12.52	10.64
Dividends declared	0.0825	0.0750

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Basic	14,075,998	12,154,300
Diluted	14,406,911	12,579,941

KEY RATIOS:

Return on average assets	1.17%	1.08%
Return on average total shareholders' equity	14.48%	16.73%
Efficiency ratio	50.32%	48.94%

LOAN COMPOSITION AT PERIOD END:

Real estate mortgage:
Commercial	$573,842	$527,137
One-to-four family residential	91,007	91,738
Real estate construction	302,698	244,491
Commercial	401,820	394,772
Installment and consumer:
Guaranteed student loans	378,372	390,492
Other	27,242	25,148

Total loans, including loans held for sale	$1,774,981	$1,673,778
Less: Allowance for loan losses	(24,760)	(19,660)

Total loans, net	$1,750,221	$1,654,118

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	March 31, 2006	December 31 2005	March 31, 2005

ASSET QUALITY AT PERIOD END:

Nonaccrual loans (1)	$23,555	$22,099	$12,737
90 day past due and accruing (2)	1,763	1,486	1,117

Total nonperforming loans (3)	$25,318	$23,585	$13,854

Other real estate owned	$7,124	$7,130	$11,902
Allowance for loan losses as a percentage of total loans	1.39%	1.37%	1.17%
Allowance for loan losses as a percentage of nonperforming loans	97.80%	100.96%	141.91%
Nonperforming loans as a percentage of total loans	1.43%	1.36%	0.83%
Nonperforming assets as a percentage of total loans and other real estate	1.82%	1.76%	1.53%

Total charge-offs	$1,808	$12,020	$3,858
Total recoveries	80	1,056	218

Net charge-offs	$1,728	$10,964	$3,640

Net charge-offs as a percentage of average loans (annualized)	0.39%	0.63%	0.86%

CAPITAL RATIOS AT PERIOD END:

Leverage ratio	10.37%	10.24%	8.75%
Tier I capital ratio	12.62%	12.95%	11.03%
Total capital ratio	13.87%	14.21%	13.89%
Tier I capital	$225,595	$218,587	$176,397
Total capital	248,014	239,759	222,289
Total risk adjusted assets	1,788,001	1,687,519	1,599,780

OTHER MISCELLANEOUS INFORMATION AT PERIOD END:

Goodwill	$194	$194	$194
Mortgage Servicing Rights	1,343	1,353	1,217
Non-mortgage Servicing Rights	53	54	72

Total Intangible Assets	$1,590	$1,601	$1,483

1-4 family mortgage loans serviced for others	$132,825	$133,470	$126,202
Intangible amortization expense	93	379	86

FTE employees	390	381	367
Number of ATMs	297	291	292
Number of branches (4)	13	13	13
Number of loan production offices	2	3	3

(1)	The government-guaranteed portion of loans included in these totals were $1.5 million, $1.6 million, and $2.0 million, respectively.
(2)	The government-guaranteed portion of loans included in these totals were zero, zero, and $27,000, respectively.
(3)	The government-guaranteed portion of loans included in these totals were $1.5 million, $1.6 million, and $2.0 million, respectively.
(4)	Includes branches for which regulatory approval has been received, but which were not accepting deposits at period end.